AGREEMENT AND PLAN OF MERGER
among
CLAIRE’S STORES, INC.,
BAUBLE HOLDINGS CORP.
and
BAUBLE ACQUISITION SUB, INC.
Dated as of March 20, 2007

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Page
SECTION 9.13 WAIVER OF JURY TRIAL	54
Exhibits:

Exhibit A	Articles of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation

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INDEX OF DEFINED TERMS

Acquisition Proposal	33
Acquisition Proposal Documentation	34
affiliate	51
Agreement	1
Alternative Financing	41
Anti-Takeover Statutes	19
Antitrust Law	39
Book-Entry Shares	3
By-Laws	9
Certificate of Incorporation	9
Certificate of Merger	2
Certificates	3
Change of Recommendation	31
Class A Common Stock	3
Class A Shares	3
Class C Common Stock	3
Class C Shares	3
Closing	1
Closing Date	2
Code	15
Company	1
Company Common Stock	3
Company Disclosure Schedule	8
Company Employees	14
Company Plans	14
Company Requisite Vote	10
Company Rights	9
Company Securities	10
Company Stock Plans	9
Confidentiality Agreement	33
Contract	11
control	51
controlled	51
controlled by	51
Debt Financing	25
Debt Financing Commitments	25
Deferred Compensation Plans	5
DOJ	39
Effective Time	2
employee benefit plan	14
Environmental Permits	21
Equity Financing	25
Equity Financing Commitment	25
ERISA	14
ERISA Affiliate	15
Exchange Act	11
executive officer	52
FBCA	1
Filed Company SEC Documents	12
Financial Advisors	19
Financing	25
Financing Commitments	25
Foreign Antitrust Laws	11
FTC	39
generally accepted accounting principles	52
Governmental Entity	11
HSR Act	11
industries in which the Company or its subsidiaries operate	52
Initiation Date	42
Intellectual Property	20
IRS	14
knowledge	52
Leases	17
Licenses	12
Marketing Period	42
Material Adverse Effect	8
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	14
Non-U.S. Plan	15
Notice of Superior Proposal	35
Notice Period	35
officer	52
Option	3
Option Cash Payment	4
Owned Real Property	17
Parent	1
Parent Disclosure Schedule	23
Parent Plan	36
Parent Termination Fee	49
Paying Agent	5
person	52
Preferred Stock	9
Proxy Statement	19

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Recommendation	31
Representatives	33
Required Financial Information	43
Restricted Shares	4
Restricted Stock Payment	4
Rights Plan	9
Rollover Securities	4
Sarbanes-Oxley Act	13
SEC	12
SEC Reports	12
Securities Act	12
Shareholders Agreement	1
Shareholders Meeting	31
Shares	3
Stock Unit Payment	4
Stock Units	4
subsidiaries	52
subsidiary	52
Superior Proposal	35
Surviving Corporation	1
Tax Return	52
Taxes	52
Termination Date	47
under common control with	51
WARN	16

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2007 (this “Agreement”), among Bauble Holdings Corp., a Delaware corporation (“Parent”), Bauble Acquisition Sub, Inc., a Florida corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Claire’s Stores, Inc., a Florida corporation (the “Company”).
     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Florida Business Corporation Act of the State of Florida (the “FBCA”), upon the terms and subject to the conditions set forth herein, (ii) adopted this Agreement in accordance with the FBCA, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company;
     WHEREAS, the Boards of Directors of Parent and Merger Sub have each adopted, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the FBCA, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a shareholders agreement with Parent (the “Shareholders Agreement”) pursuant to which such shareholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the approval of this Agreement all Shares (as defined below) beneficially owned by such shareholders in accordance with and subject to the terms set forth in the Shareholders Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the FBCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue under the name “Claire’s Stores, Inc.” as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher &

Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three business days’ notice to the Company and (b) the final day of the Marketing Period (or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida, in such form as required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the FBCA or other applicable law in connection with the Merger.
     SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 1.4 Articles of Incorporation; Bylaws.
     (a) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the articles of incorporation of the Company shall be amended in the Merger so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.
     (b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended in the Merger so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.
     SECTION 1.5 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
     SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
     (a) Each share of Class A Common Stock, par value $0.05 per share, of the Company (the “Class A Common Stock”) and Common Stock, par value $0.05 per share, of the Company (the “Common Stock” and together with the Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Class A Common Stock (“Class A Shares”) or shares of Common Stock (“Common Shares” and together with the Class A Shares, the “Shares”) to be canceled pursuant to Section 2.1(b) and any Class A Dissenting Shares, shall be converted into the right to receive $33.00 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;
     (b) Each Share held in the treasury of the Company and each Share owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and
     (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
     (d) Except as set forth in Sections 2.1(b) and (c) and Section 2.5, (i) at the Effective Time, all Shares (including Restricted Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and (ii) the holders of certificates (the “Certificates”) or book entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Shares (including Restricted Shares) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.3, the Merger Consideration.
     SECTION 2.2 Treatment of Options, Restricted Shares, Stock Units, and Deferred Compensation Plans.
     (a) The Company shall take all action necessary such that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”), other than any Rollover Securities, granted under any Company Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive from the Surviving Corporation on the 15th business day following the Effective Time, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes (the “Option Cash Payment”). As of the Effective Time, all Options (other than any Rollover Securities) shall no longer be outstanding and shall automatically cease to exist and each holder of an Option (other than any Rollover Securities) shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.
     (b) The Company shall take all action necessary to provide that each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes (the “Restricted Stock Payment”). As of the Effective Time, all Restricted Shares shall no longer be outstanding and shall automatically cease to exist and each holder of a Restricted Share shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment.
     (c) The Company shall take all action necessary to provide that, immediately prior to the Effective Time, each award of a right under any Company Stock Plan (other than awards of Options or Restricted Shares, the treatment of which is specified in Section 2.2(a) and Section 2.2(b), respectively) entitling the holder thereof to Shares or cash equal to or based on the value of Shares (such awards, collectively, “Stock Units”) which, in each case, is outstanding as of the Effective Time (whether vested or unvested), other than any Rollover Securities, shall be canceled by the Company and the holder thereof shall be entitled to receive from the Surviving Corporation on the 15th business day following the Effective Time, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Stock Unit and (B) the Merger Consideration (or, if the Stock Unit provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Merger Consideration exceeds such reference price), less any required withholding taxes (the “Stock Unit Payment”). In the case of any Stock Units with respect to which the amount of the award is contingent upon performance level achievement for periods continuing after the Effective Time, the number of Shares subject to such Stock Units shall be determined on the basis of deemed “plan” level performance achievement (as defined in the relevant Company Stock Plan or award agreement) for such periods. As of the Effective Time, all Stock Units (other than any Rollover Securities) shall no longer be outstanding and shall automatically cease to exist and each holder of a Stock Unit (other than any Rollover Securities) shall cease to have any rights with respect thereto, except the right to receive the Stock Unit Payment.
     (d) Notwithstanding Section 2.2(a) and (c) above, to the extent agreed by Parent and the holder of an Option or a Stock Unit between the date of this Agreement and the Effective Time, (i) Options may be converted into options to purchase shares of common stock (or other equity interests) of Parent or the Surviving Corporation and/or other consideration in a manner that does not exceed the intrinsic value of the converted Option (in lieu of the treatment described under Section 2.2(a)) and (ii) Stock Units may be converted into equity-based awards of Parent or the Surviving Corporation and/or other consideration with an equal fair market value (in lieu of the treatment described under Section 2.2(c)) (the Options and Stock Units referred to in the foregoing clauses (i) and (ii), as applicable, “Rollover Securities”).

     (e) All account balances under the Company’s 1999 Management Deferred Compensation Plan and 2005 Management Deferred Compensation Plan (collectively, the “Deferred Compensation Plans”) and all previously deferred annual bonus payments (including both the employee “holdback” portions and the Company matching contributions thereon) will be paid out in cash to participants therein by the Company or the Surviving Corporation on the 15th business day following the Effective Time, less any required withholding taxes.
     SECTION 2.3 Surrender of Shares.
     (a) Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 2.1(a). At the Effective Time, Parent or the Surviving Corporation shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.3(b). Such funds may be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent or the Surviving Corporation shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
     (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a Certificate or a Book-Entry Share (other than Certificates or Book-Entry Shares representing Shares to be canceled pursuant to Section 2.1(b) or the Class A Dissenting Shares), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares (less any required withholding taxes) and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by, and in accordance with, this Section 2.3(b), each Certificate and each Book-Entry Share (other than Certificates or Book-Entry Shares representing Shares to be canceled pursuant to Section 2.1(b) or the Class A Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.
     (c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Merger Sub, the Company, Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby.
     (d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.
     (e) Notwithstanding anything in this Agreement to the contrary, Parent, Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) laws. To the extent that amounts are so properly withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.
     (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.
     SECTION 2.4 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.
     SECTION 2.5 Dissenting Shares.
     (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Class A Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Section 607.1301, et seq., of the FBCA duly, timely and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Class A Common Stock (the “Class A Dissenting Shares”) shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof shall be entitled to payment in cash from the Surviving Corporation of the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.1301, et seq., of the FBCA. If any such holder shall have failed to duly, timely and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Class A Common Stock of such holder shall cease to be deemed a Class A Dissenting Share and each such share shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration (without interest) as provided in this Agreement. The Company shall give Parent (i) reasonable notice of any notice received by the Company of an intent to demand the fair value or a demand for the fair value of any shares of Class A Common Stock, withdrawals and attempted withdrawals of such notices and any other notices or instruments delivered pursuant to Section 607.1301, et. seq., of the FBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of such appraisal rights (or offers or attempts to settle same). The Company shall not, except with the prior written consent of the Parent or as otherwise required by Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such demands.
     (b) Except as set forth in Section 2.5(a) with respect to Class A Shares, no holder of shares of Common Stock nor any other person will have any appraisal or dissenters’ rights with respect to any shares of Common Stock, pursuant to the FBCA or any other provision of Law, in connection with the Merger, the approval and adoption of this Agreement or any of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub that, (i) except as set forth on the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) other than with respect to Sections 3.3, 3.7(a) and 3.7(b), except as disclosed in the Filed SEC Reports (as defined below) filed prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that they are predictive or forward-looking in nature):
     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of any subsidiary of the Company, where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of Parent, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (i), (ii), (v) and (vi), such changes, effects or circumstances do not affect the Company or its subsidiaries disproportionately relative to other similarly situated companies operating in the same industries.
     SECTION 3.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated articles of incorporation, as amended to date (the “Articles of Incorporation”), and the amended and restated bylaws (the “Bylaws”) of the Company as currently in effect. The Articles of Incorporation of the Company and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.
     SECTION 3.3 Capitalization
     (a) The authorized capital stock of the Company consists of (i) 40,000,000 Class A Shares, (ii) 300,000,000 Common Shares, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which (x) 100,000 of such shares are designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the rights distributed to the holders of Company Common Stock pursuant to the Company’s Rights Agreement, dated as of May 30, 2003 (the “Rights Plan”), between the Company and Wachovia Bank, N.A., as Rights Agent (the rights issued to holders of Company Common Stock pursuant to the Rights Plan are known as the “Company Rights”). As of March 15, 2007, (i) 4,865,973 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 88,215,801 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) no shares of Preferred Stock were outstanding, and (iv) an aggregate of 1,091,063 Common Shares were subject to or otherwise deliverable (including in the form of cash equal to or based on the value of Common Shares) in connection with outstanding Stock Units or the exercise of outstanding Options issued pursuant to the Company’s Amended and Restated 1996 Incentive Compensation Plan and the Amended and Restated 2005 Incentive Compensation Plan (the “Company Stock Plans”), of which 617,063 Common Shares were subject to or otherwise deliverable in connection with Stock Units granted pursuant to the Company’s 2006 Long Term Incentive Plan and 2007 Long Term Incentive Plan under the Company Stock Plans. From the close of business on March 15, 2007 until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms (and the issuance of Company Rights attached to such Shares). Except as set forth above, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company

(collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character (or securities or other rights entitling the holder thereof to cash equal to or based on the value of capital stock of the Company) relating to the issued or unissued capital stock of the Company to which the Company is a party.
     (b) All shares of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, except where any such failure to be duly authorized, validly issued, fully paid and nonassessable does not, individually or in the aggregate, have a Material Adverse Effect. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company and its jurisdiction of incorporation or organization.
     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Option and Stock Unit (i) was granted in all material respects in compliance with (A) all applicable Laws and (B) all of the material terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) qualifies for the tax and accounting treatment afforded to such Option and Stock Unit in the Company’s tax returns and the Company’s financial statements, respectively and (iii) has a per share exercise price determined in accordance with the applicable Benefit Plan and, to the extent required pursuant to the terms of the applicable Company Stock Plan, that was equal to the fair market value of a Share (determined in accordance with the applicable Company Stock Plan) on the applicable date on which the related grant was by its terms to be effective.
     SECTION 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated (other than a legal and valid approval of this Agreement in accordance with the FBCA by the holders of at least a majority of the combined voting power of the issued and outstanding Shares (the “Company Requisite Vote”), and the filing with the Department of State of the State of Florida of the Articles of Merger as required by the FBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Board of Directors of the Company, by resolutions duly adopted prior to the execution of this Agreement, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the shareholders of the Company, and declared advisable this Agreement and the transactions contemplated by this Agreement (including the Merger), (ii) adopted this Agreement in accordance with the FBCA and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company and to submit this Agreement for approval by the shareholders of the Company. The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.
     SECTION 3.5 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance of this Agreement by the Company do not and will not, directly or indirectly, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.6 Compliance. (a) Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.
     SECTION 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.
     (a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, collectively, the “SEC Reports” and all such SEC Reports filed by the Company and publicly available prior to the date of this Agreement, the “Filed SEC Reports”). No subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the SEC Reports, as amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date of this Agreement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, as of the date of this Agreement, there are no unresolved SEC comments.
     (b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 29, 2006 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring year-end adjustments).

     (c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company, in all material respects, has been and is in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.
     (d) The Company has designed disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act), as required by Rule 13a-15(a) under the Exchange Act to ensure that material information relating to the Company, including its subsidiaries, is made known to the Co-Chief Executive Officers and the Chief Financial Officer of the Company by others within those entities.
     (e) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (f) Except (a) as reflected, accrued or reserved against in the financial statements (including the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the year ended January 28, 2006, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 28, 2006, (c) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (d) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.8 Absence of Certain Changes or Events. Since January 28, 2006, except as expressly contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and, since such date, there has not been: (i) any change, event or occurrence which has had a Material Adverse Effect; (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for (x) regular quarterly cash dividends on Company Common Stock and (y) any dividend or distribution by a wholly-owned subsidiary of the Company; (iii) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company of any of its subsidiaries, other than pursuant to the Company’s stock repurchase program disclosed in the Filed SEC Reports; (iv) prior to the date of this Agreement, (x) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or executive officers or as required under any Company Plan, (y) any granting by the Company or any of its subsidiaries to any director, officer or employee of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting or severance agreement or arrangement with any director, officer or employee of the Company or its subsidiaries, except for any Company Plan and any offers of employment in the ordinary course of business to employees who are not directors or executive officers, or any material amendment of any Company Plan; (v) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; or (vi) prior to the date of this Agreement, any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries.
     SECTION 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.
     SECTION 3.10 Employee Benefit Plans.
     (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, Company owned life insurance policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”).
     (b) With respect to each material Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any; provided, however, that, with respect to any material Company Plan that is maintained primarily for the benefit of Company Employees based outside of the United States (a “Non-U.S. Plan”), the Company will make such material Non-U.S. Plans available to Parent within 20 business days following the date of this Agreement.
     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.
     (d) Neither the Company nor any of its subsidiaries, nor any entity that is required to be aggregated with the Company under Section 414 of the Code (an “ERISA Affiliate”) has any liability or contributes (or has at any time contributed) or had an obligation to contribute to any Multiemployer Plan.
     (e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, as of the date of this Agreement, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.
     (f) (i) Neither the Company nor its ERISA Affiliates has incurred any material liability under Title IV of ERISA that has not been satisfied in full, and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such material liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been or are expected to be paid when due).
     (g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.
     (h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.
     (i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.
     (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all contributions to Company Plans that were required to be made under such

Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles, and the Company has performed all material obligations required to be performed under all Company Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the date of this Agreement under the insurance policy have been paid.
     (k) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Non-U.S. Plans have been operated in accordance, and are in compliance, in all material respects, with all applicable Laws and have been operated in accordance, and are in compliance, with their respective terms.
     SECTION 3.11 Labor and Employment Matters.
     (a) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, domestic or foreign. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.
     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each individual that renders services to the Company who is classified by the Company as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is properly so classified for all purposes and (ii) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to Company Employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, during the preceding two (2) years, the Company has not effectuated a “plant closing” (as defined in Worker Adjustment and Retraining Notification Act, “WARN”) or a “mass lay-off” (as defined in WARN), in either case affecting any site of employment or facility of the Company, except in accordance with WARN.
     SECTION 3.12 Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) no notice of cancellation or termination has been received with respect to any such policy, other than such notices which are received in the ordinary course of business.
     SECTION 3.13 Properties.
     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever.
     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each lease or license pursuant to which the Company and its subsidiaries leases or licenses any real property (the “Leases”) is a valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto; and (iv) the Company or one of its subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.
     (c) Section 3.13(c) of the Company Disclosure Schedule lists the real property owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever; (ii) neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property which lease, license or grant is currently in effect or collaterally assigned or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect; (iii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property; and (iv) there is not pending or, to the knowledge of the Company, threatened any condemnation proceedings related to any of the Owned Real Property.
     SECTION 3.14 Tax Matters.
     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) all Tax Returns required to be filed or provided (taking into account applicable extensions) by the Company or any of its subsidiaries have been properly filed or provided and all such Tax Returns are true, complete and accurate; (ii) all Taxes due (without regard to extensions) from the Company or any of its subsidiaries have been paid; (iii) the

Company and its subsidiaries have each made all estimated Tax payments required to be made by it (including such payments as may be necessary to avoid the imposition of penalties); and (iv) all amounts required to have been collected or withheld from any payment by the Company or any of its subsidiaries have been duly collected or withheld, and has been duly remitted or deposited in accordance with law.
     (b) Neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any liability for Taxes of the Company or any of its subsidiaries or with respect to any failure by the Company or any of its subsidiaries to properly prepare or file any Tax Returns, which claim remains unpaid or unsettled. No written claim has been made by any Governmental Entity in any jurisdiction in which the Company or any subsidiary does not currently file Tax Returns that the Company or such subsidiary may be subject to Tax in that jurisdiction. There is no pending or threatened action, audit, proceeding or investigation relating to Taxes of the Company or any of its subsidiaries or compliance with Tax Return requirements by the Company or any of its subsidiaries.
     (c) Neither the Company nor any of its subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a consolidated group of which the Company was the common parent), (ii) has any liability for Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement.
     (d) There is no outstanding request, with respect to the Company or any of its subsidiaries, for any extension of time within which to pay any Taxes or file or provide any Tax Returns. There is no outstanding waiver, with respect to the Company or any of its subsidiaries, of any statute of limitations for the assessment or collection of any Taxes. There are no requests for rulings in respect of Taxes in relation to the Company or any of its subsidiaries that are pending with any Governmental Entity. Neither the Company nor any of its subsidiaries have received a ruling from any Governmental Entity regarding Taxes which remains in effect. Neither the Company nor any of its subsidiaries has entered into an agreement regarding Taxes which remains in effect with any Governmental Entity.
     (e) Neither the Company nor any of its subsidiaries is required to include in income any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method. The entity classifications of the subsidiaries of the Company for United States federal income tax purposes are as set forth in Section 3.14 of the Company Disclosure Schedule.
     (f) The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.
     SECTION 3.15 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.
     SECTION 3.16 Opinion of Financial Advisors. Each of Goldman, Sachs & Co. and Peter J. Solomon Company, L.P. (together, the “Financial Advisors”) has delivered to the Board of Directors of the Company its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.
     SECTION 3.17 Brokers. No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has made available to Parent complete and correct copies of the agreements between the Company and each of the Financial Advisors pursuant to which such firms would be entitled to any payments relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and such agreements are the only agreements providing for the payment of any consideration to the Financial Advisors with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.
     SECTION 3.18 Takeover Statutes; Rights Plans.
     (a) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Sections 607.0901 and 607.0902 of FBCA) enacted under state or federal laws in the United States applicable to the Company (collectively, the “Anti-Takeover Statutes”) is applicable to the Merger or the other transactions contemplated hereby.
     (b) Prior to the date of this Agreement, the Company has amended the Rights Plan in accordance with its terms (i) to render the Rights Plan inapplicable to the transactions contemplated by this Agreement and (ii) so that the Company Rights will expire immediately prior to the Effective Time, provided that no Distribution Date (as defined in the Rights Plan) or Shares Acquisition Date (as defined in the Rights Plan) shall have occurred.
     SECTION 3.19 Intellectual Property.
     (a) Section 3.19(a) of the Company Disclosure Schedule lists all material registrations and applications for registration of Company Owned Intellectual Property and material unregistered Intellectual Property owned by the Company. “Company Owned Intellectual Property” means Intellectual Property that is owned by the Company or any of its subsidiaries. “Intellectual Property” means trademarks, trade names, trade dress, logos, corporate names, domain names, service marks, including all goodwill associated therewith, copyright rights, together with translations, adaptations, derivations and combinations thereof, and patents, trade secrets, confidential business information (including inventions, formulae, data, improvements, know-how, material computer programs documentation, processes, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), computer software (including data and related documentation, but excluding off-the-shelf software), and applications, registrations and renewals for any of the foregoing.
     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries own or have the right to use all Intellectual Property necessary for their businesses as currently conducted free and clear of all liens.
     (c) To the knowledge of the Company, the Company Owned Intellectual Property does not infringe or violate the Intellectual Property of any third party and is not being infringed by any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect.
     (d) The Company and its subsidiaries have taken reasonable efforts to protect and maintain their material Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its subsidiaries are a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened in writing against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license any Company Owned Intellectual Property.
     (e) To the knowledge of the Company: (i) all computer software used internally by the Company and its subsidiaries is owned by the Company or the relevant subsidiary or used pursuant to a license or other lawful right to use it; (ii) the Company and its subsidiaries possess such working copies of all of the computer software, including object and source codes and all related manuals, licenses and other documentation, as are necessary for the current conduct of the businesses of the Company and its subsidiaries; and (iii) the computer software and other information technology used to operate the business have not suffered any material error, breakdown, failure or security breach in the last twelve months which has caused disruption or damage to the business of any of the Company or its subsidiaries, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.
     SECTION 3.20 Environmental Matters.
     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply and have complied with all applicable Environmental Laws (as defined below), have no liability under Environmental Law and possess and have possessed and comply and have complied with all applicable

Environmental Permits (as defined below) required under such Environmental Laws; (ii) there are no Materials of Environmental Concern (as defined below) at, in or under or that have been Released to or from any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, under circumstances that have resulted in or would reasonably be expected to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the knowledge of the Company; and (v) neither the Company nor the subsidiaries has expressly assumed responsibility for or agreed to indemnify or hold harmless any person for any liability or obligation, arising under or relating to Environmental Laws.
     (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Sections 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.
     (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
     “Environmental Laws” shall mean all foreign, federal, state, local or provincial, civil and criminal laws, statutes, ordinances, codes, orders, common law, rules, regulations, judgments, decrees, injunctions, or agreements with any Governmental Entity in effect as of or prior to the date of this Agreement, relating to the protection of health (to the extent relating to exposure to Materials of Environmental Concern) and the environment (including air, soil, surface water or groundwater) worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Materials of Environmental Concern.
     “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.
     “Materials of Environmental Concern” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import or which are regulated under or for which liability would reasonably be expected to be imposed under any applicable Environmental Law.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Material of Environmental Concern.
     SECTION 3.21 Contracts.
     (a) Except for this Agreement and the Leases, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by: (i) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract of the Company or any of its subsidiaries (other than purchase orders for the purchase of inventory or real property leases) having an aggregate value per Contract, or involving payments by or to the Company or any of its subsidiaries, of more than $5,000,000 on an annual basis or $10,000,000 over the term of the Contract, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less; (iii) any Contract containing covenants binding upon the Company or any of its subsidiaries that materially restricts the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business that is material to the Company and its subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less; (iv) any Contract with respect to any joint venture, partnership or similar arrangements; (v) any Contract pursuant to which any indebtedness for borrowed money with a principal amount in excess of $100,000 of the Company or any of its subsidiaries is outstanding or may be incurred, and all guarantees by the Company or any of its subsidiaries of any indebtedness for borrowed money with a principal amount in excess of $100,000 of any person (other than the Company or any wholly-owned subsidiary of the Company); (vi) any Contract (or a related series of Contracts) for the acquisition or disposition by the Company or any of its subsidiaries of assets with a value of more than $10,000,000; and (vii) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract”.
     (b) Each of the Material Contracts is a valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.22 Affiliate Transactions. No executive officer or director of the Company or any person owning 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Parent Disclosure Schedule applies only to such section and to any other section to which its relevance is reasonably apparent:
     SECTION 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date of this Agreement, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

     SECTION 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).
     SECTION 4.3 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not, directly or indirectly (i) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
     SECTION 4.4 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
     SECTION 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.
     SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
     SECTION 4.7 Financing. Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of March 20, 2007, between Parent and Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Credit Suisse, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Lehman Commercial Paper Inc. and Lehman Brothers Commercial Bank (the “Debt Financing Commitments”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) the equity commitment letter, dated as of March 20, 2007, by and among Parent, the Company and Apollo Management VI, L.P. (the “Investor”) (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Investor has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded prior to the date of this Agreement. The Financing Commitments are in full force and effect as of the date of this Agreement and constitute the legal, valid and binding obligations of each of Parent and Merger Sub and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. There are no conditions precedent related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments and subject to the terms and conditions of this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all related fees and expenses, including payment of all amounts under Article II of this Agreement. As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), in each case, on the part of Parent or Merger Sub under the Financing Commitments, and as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitments.
     SECTION 4.8 Operations and Ownership of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. At the Closing, the Investor shall indirectly beneficially own at least a majority of the outstanding equity securities of Parent, and, as of the date of this Agreement and as of the Closing Date, Parent shall directly own all of the outstanding equity securities of Merger Sub.
     SECTION 4.9 Competing Business. Neither Parent nor Merger Sub owns any active interests, nor do any of their respective affiliates own any active interest, in any entity or person that derives a significant portion of its revenues from a line of business in the industries in which the Company or its subsidiaries operate.
     SECTION 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied, (b) any estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, (c) all of the representations and warranties of the Company set forth in Article III of this Agreement are true and correct in all material respects and (d) the Required Financial Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement (including the Debt Financing, the payment of the aggregate consideration to which the shareholders of the Company are entitled under Article II, the funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger, and payment of all related fees and expenses), the Surviving Corporation and each of its subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

     SECTION 4.11 Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement
     SECTION 4.12 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
     SECTION 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by law, or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall only be conducted in its ordinary course of business consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ current officers, employees and consultants, to preserve its and its subsidiaries’ present relationships with customers, suppliers and other persons with which it has material business relations and to keep Parent informed (on a reasonably prompt basis) of the status of developments with respect to all audits, disputes or similar proceedings with respect to Taxes of the Company or any of its subsidiaries or with respect to compliance with Tax Return requirements by the Company or any of its subsidiaries. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of Parent (which consent shall (i) be in the sole discretion of Parent with respect to those actions prohibited by subsections (a), (b), (c), (d), (e)(i), (e)(ii), (e)(iv), (f)(iii), (g), (h), (j)(ii), (j)(v), (l), (n)(i) and (o) with respect to actions pertaining to the foregoing subsections and (ii) not be unreasonably withheld or delayed with respect to those actions prohibited by the remaining subsections with respect to actions pertaining thereto):

     (a) amend or otherwise change its Articles of Incorporation or Bylaws or any similar governing instruments;
     (b) issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock units, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Plan, (B) issuances in accordance with the Rights Plan or (C) the issuance or grant of Restricted Shares, Stock Units and Options (and issuances of Shares pursuant thereto) made in the ordinary course of business consistent with past practices to attract new employees in an aggregate amount which shall not exceed the amount set forth in Section 5.1(b) of the Company Disclosure Schedule) or take any discretionary action to cause to be exercisable any otherwise unexercisable options outstanding as of the date of this Agreement;
     (c) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) regular quarterly cash dividends on Company Common Stock not to exceed, in the case of any such quarterly dividend, $0.10 per Common Share and $0.05 per Class A Share) or (ii) any dividend or distribution by a subsidiary of the Company to the Company or wholly-owned subsidiary of the Company);
     (d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any subsidiary that is not wholly-owned (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes, or for the Company to satisfy withholding obligations in respect of such taxes, in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock or Stock Units, in each case pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s wholly-owned subsidiaries;
     (e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets if the amount of the consideration paid in connection with any such transaction, or the aggregate amount of the consideration paid in connection with all such transactions, would exceed the amount set forth in Section 5.1(e)(i) of the Company Disclosure Schedule, other than purchases of inventory in the ordinary course of business consistent with past practice or pursuant to a Contract set forth on Section 5.1(e)(i) of the Company Disclosure Schedule, and for the avoidance of doubt, other than capital expenditure permitted pursuant to clause (iii) of this paragraph; (ii) sell, lease, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) or encumber any corporation, partnership or other business organization or division thereof or any assets if the amount of consideration paid in connection with any such transaction, or the aggregate amount of the consideration paid in connection with all such transactions, would exceed the amount set forth in Section 5.1(e)(ii) of the Company Disclosure Schedule, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice or pursuant to a Contract set forth in Section 5.1(e)(ii) of the Company Disclosure Schedule; (iii) other than capital expenditures, in the aggregate, not to exceed the amount set forth in Section 5.1(e)(iii) of the Company Disclosure Schedule, authorize any capital expenditures not reflected for the applicable fiscal quarter in the Company’s capital expenditure budget attached to Section 5.1(e)(iii) of the Company Disclosure Schedule; or (iv) enter into any new line of business;
     (f) (i) enter into, amend in any material respect, modify in any material respect, or terminate any Contract that would be a Material Contract if in effect on the date of this Agreement, (ii) amend in any material respect, modify in any material respect or terminate any Material Contract; (iii) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company, any person owning 5% or more of the Company Common Stock or any relative of any such person or any entity directly or indirectly controlled by such person; and (iv) enter into, amend in any material respect, modify in any material respect, or terminate any logistics contract or any joint venture or partnership agreement; except in the case of clauses (i), (ii) and (iv), in the ordinary course of business consistent with past practice;
     (g) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than drawdowns and repayments with respect to, or any letter of credit entered into under the Company’s and its subsidiaries’ existing credit facilities in the ordinary course of business consistent with past practice;
     (h) except as contemplated by Section 6.6 or except to the extent required under any Company Plan or as required by applicable law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not directors, officers or parties to a Change in Control Termination Protection Agreement with the Company), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business with employees who are not directors or officers, (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan or (v) pay, accrue or certify performance level achievement at levels in excess of “threshold” (except to the extent levels in excess of “threshold’ are actually achieved in respect of any component of an incentive-based award as reasonably determined by the Compensation Committee of the Company’s Board of Directors (in which case the Company shall provide to Parent reasonable substantiation of such achievement levels at least 10 days prior to payment or delivery of shares in respect of such incentive arrangements)), other than with respect to performance-based Stock Units where the amount of the award is contingent upon performance level achievement for periods continuing after the Effective Time;
     (i) make any material change in any accounting principles, except as may be required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;
     (j) except as required by applicable law, (i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method of accounting that is inconsistent with positions taken, elections made or methods of accounting used in preparing or filing similar Tax Returns in prior periods; (ii) enter into any settlement or compromise of any material Tax liability; (iii) file any amended Tax Return; (iv) change any annual Tax accounting period; (v) settle or compromise any claim or assessment relating to Taxes, enter into any closing agreement relating to any Taxes or consent to any claim or audit relating to Taxes; or (vi) surrender any right to claim any Tax refund;
     (k) (i) settle or compromise any litigation, suit, claim, action, proceeding, arbitration, mediation or investigation other than settlements or compromises of any matter where (x) the amount paid (less the amount reserved for such matter by the Company) in settlement or compromise of such matter, in each case, does not exceed the amount set forth in Section 5.1(k) of the Company Disclosure Schedule and (y) such settlement or compromise only involves monetary relief; or (ii) waive or release any material right of the Company other than in the ordinary course of business consistent with past practices;
     (l) release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which the Company or any subsidiary thereof is a party, except, in each case, to the extent the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law but in such case only after providing Parent with prior written notice of such determination;
     (m) fail to renew or maintain existing insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;
     (n) take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; or
     (o) agree to take (whether by Contract or otherwise) or authorize any of the actions described in Sections 5.1(a) through 5.1(n).

     SECTION 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.
     SECTION 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.1 Shareholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement (the “Shareholders Meeting”), (b) include in the Proxy Statement that the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and the shareholders of the Company, and declared advisable this Agreement and the transactions contemplated by this Agreement (including the Merger), (ii) has adopted this Agreement in accordance with the FBCA and (iii) recommends the approval of this Agreement by the shareholders of the Company and to submit this Agreement for approval by the shareholders of the Company (such recommendation described in this clause (iii), the “Recommendation”) (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1) and, subject to the consent of each Financial Advisor, as applicable, the written opinion of each Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (c) use its reasonable best efforts to obtain the Company Requisite Vote (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1). The Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby and will take all other action reasonably necessary or advisable to secure the Company Requisite Vote (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, withdraw (or modify or qualify in a manner adverse to Parent or

Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation (any such action being referred to as a “Change of Recommendation”); it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change of Recommendation); provided, that at any time prior to obtaining the Company Requisite Vote, the Board of Directors of the Company may effect a Change of Recommendation if (i) the Board of Directors shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) the Company has provided Parent with at least three business days’ prior written notice of such Change of Recommendation. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the obligation of the Company to call, give notice of, convene and hold the Shareholders Meeting as promptly as practicable after the date of this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by a Change of Recommendation.
     SECTION 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall include in the Proxy Statement (except to the extent that the Company has effected a Change of Recommendation in accordance with Section 6.1) the Recommendation. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between Parent and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.
     SECTION 6.3 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.
     SECTION 6.4 Access to Information; Confidentiality.

     (a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries, officers, directors, employees and representatives to, afford the officers, employees and representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, representatives, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto.
     (b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 26, 2006, between the Company and Apollo Management VI, L.P. (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     SECTION 6.5 Acquisition Proposals.
     (a) The Company agrees that (i) it and its executive officers and directors shall not, (ii) its subsidiaries and its subsidiaries’ executive officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries’ investment bankers, attorneys, accountants, agents and other representatives (“Representatives”) shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (x) a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and/or its subsidiaries or (y) any proposal or offer to acquire in any manner (1) a substantial equity interest in the Company or any of its subsidiaries, or (2) 20% of more of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), provided that the parties acknowledge and agree that the acquisition of 20% or more of the economic or voting power of the Company or any of its subsidiaries shall be deemed to be an acquisition of a substantial equity interest in the Company or any of its subsidiaries, or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal. The Company agrees that it will, and it will cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

The Company shall (I) promptly (and in no event later than two business days after receipt) notify Parent in writing of the receipt of any Acquisition Proposal (or any request for information or other inquiry that the Company reasonably believes could lead to an Acquisition Proposal) after the date of this Agreement, which notice shall include the identity of the person making such Acquisition Proposal and the material terms thereof, (II) keep Parent reasonably informed of the status and details (including any change to the financial or other material terms thereof) of any such Acquisition Proposal and (III) provide Parent as soon as practicable after receipt of delivery thereof copies of any written Acquisition Proposal sent or provided to the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from: (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may make any Change of Recommendation unless permitted by Section 6.1 or recommend any Acquisition Proposal unless permitted by Section 6.5(b)); (ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no more favorable to such person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); (iii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person who has made an unsolicited bona fide written Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such Acquisition Proposal could lead to a Superior Proposal; and (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal (which negotiations or discussions are not solely for clarification purposes), if and only to the extent that in connection with the foregoing clauses (ii) or (iv), (1) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor that, (x) such Acquisition Proposal constitutes, or would reasonably be expected to constitute or result in, a Superior Proposal, and (y) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (2) prior to taking such action, the Company shall provide written notice to Parent of such matter.
     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation (as defined below) or (ii) execute (or allow the Company or any of its subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting an Acquisition Proposal (other than a confidentiality agreement pursuant to Section

6.5(a)) (any such documentation, “Acquisition Proposal Documentation”). Notwithstanding the foregoing or any other provision of this Section 6.5 to the contrary, if, at any time prior to obtaining the Company Requisite Vote (but after the expiration of the Notice Period (as defined below)), the Company’s Board of Directors determines, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of Section 6.5(a), that such Acquisition Proposal is a Superior Proposal, (A) the Company may terminate this Agreement, (B) its Board of Directors may approve or recommend such Superior Proposal to its shareholders and/or (C) immediately prior to or concurrently with the termination of this Agreement, the Company may enter into or execute any Acquisition Proposal Documentation with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 6.5(b) and its Board of Directors may not approve or recommend any Acquisition Proposal and the Company may not enter into or execute any Acquisition Proposal Documentation, and any such action shall be void and of no force or effect, unless the Company prior to or concurrently with taking such action pays to Parent the fee payable pursuant to Section 8.2(b); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 6.5(b) and its Board of Directors may not approve or recommend any Acquisition Proposal and the Company may not enter into or execute any Acquisition Proposal Documentation unless (x) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal and specifying the identity of the person making such Superior Proposal and the material terms thereof, together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood that neither the delivery of a Notice of Superior Proposal nor any subsequent public announcement thereof, in each case in and of itself, shall entitle Parent to terminate this Agreement pursuant to Section 8.1(e)), and (y) Parent does not, within three business days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined by the Board of Directors of the Company, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement), it being further understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new Notice Period.
     (c) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal for more than 50% of the outstanding equity interests in the Company or more than 50% of the consolidated assets of the Company and its subsidiaries, taken as a whole, (i) on terms that the Board of Directors of the Company determined in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated.
     (d) Without limiting any other rights of Parent under this Agreement, neither any Change of Recommendation nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Anti-

Takeover Statutes to be inapplicable to this Agreement and the transactions contemplated hereby.
     SECTION 6.6 Employment and Employee Benefits Matters.
     (a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the second anniversary thereof, to maintain the severance-related provisions of existing Company Plans set forth on Section 6.6(a) of the Company Disclosure Schedule and to provide the severance payments and benefits required thereunder to be provided any Company Employee terminated during that twenty-four month period.
     (b) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the date which is eighteen months from the Effective Time (or if earlier, the date of the Company Employee’s termination of employment with Parent and its affiliates), to maintain for any Company Employee who remains employed by the Surviving Corporation or its Affiliates (i) cash compensation levels (such term to include only base salary, annual bonus opportunities and commissions and shall exclude all equity compensation arrangements) that are, in the aggregate, substantially comparable to, and (ii) benefits (and the costs thereof) provided under Company Plans providing welfare and retirement benefits that are, in the aggregate, substantially comparable to, the overall compensation levels and benefits (and the costs thereof) maintained for and provided to such Company Employees immediately prior to the Effective Time; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law.
     (c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.
     (d) Subject to Section 6.6(f), from and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (y) equity-based plans, programs or agreements, bonus plans or programs and (z) all obligations pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries.
     (e) Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending ninety days thereafter, to not effectuate a “plant closing” or “mass layoff” (as those terms are defined WARN) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN.
     (f) The provisions of this Section 6.6 are solely for the benefit of the respective parties to this agreement and nothing in this Section 6.6, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.6, expressed or implied, shall be construed to prevent Parent or any of its affiliates from terminating or modifying to any extent or in any respect any benefit plan that the Parent or any of its affiliates may establish or maintain.
     SECTION 6.7 Directors’ and Officers’ Indemnification and Insurance.
     (a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by FBCA or the Company’s Articles of Incorporation or Bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.
     (b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
     (c) Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, for a period of not less than six years after the Effective Time for the persons who, as of the date of this Agreement, are covered by the Company’s directors’ and officers’ liability insurance policies, directors’ and officers’ liability insurance policies that provide coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that are no less favorable in both amount and terms and conditions of coverage than the existing policies of the Company (true and complete copies of which have previously been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage, in either case from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided, however, that, in lieu of the foregoing, the Surviving Corporation may purchase a six-year “tail” coverage that is no less favorable in both amount and terms and conditions of coverage than the existing policies of the Company from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided further that in no event shall Parent or Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.7(c) in excess of 300% of the amount of the aggregate premiums paid by the Company in respect of such coverage for its most recently completed fiscal year; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount. Parent agrees to honor and perform under, and to cause the Surviving Corporation’s to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries.
     (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.
     (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.
     SECTION 6.8 Further Action; Efforts.
     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and to cause the conditions to Closing to be satisfied as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all Foreign Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within five business days of the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the date which is the earlier of six months from the date of this Agreement and one month from the date of the Shareholders Meeting.
     (d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.
     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has, prior to such termination, complied in all material respects with its obligations under this Section 6.8.
     SECTION 6.9 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance.
     SECTION 6.10 Financing.
     (a) (i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including reasonable best efforts to (A) maintain in effect the Financing Commitments, (B) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing (including by consummating the Equity Financing at or prior to the Closing), (C) enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments (including any “flex” provisions) and (D) consummate the Financing at or prior to the Closing. Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Debt Financing Commitments that would not involve terms with respect to conditionality that are materially less beneficial to Parent or Merger Sub and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 6.10(a), the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified in accordance with this Section 6.10(a) and, in the event that Parent obtains Alternative Financing in accordance with this Section 6.10(a), the term “Debt Financing Commitments” shall mean the commitment letter (as amended, supplemented or modified in accordance with this Section 6.10(a)) related to the Alternative Financing.
     (ii) In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Financing Commitments for any reason, Parent shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not involve terms that are materially less beneficial to Parent or Merger Sub (including with respect to conditionality) and would not be reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VII shall have been satisfied or waived (other than those contained in Sections 7.2(c) and 7.3(c)) and (z) the bridge facilities described in or contemplated by the Debt Financing Commitments (or Alternative Financing obtained in accordance with this Section 6.10(a)) are available on terms and conditions described in or contemplated by the Debt Financing Commitments (or replacements thereof in accordance with this Section 6.10(a)), then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such bridge financing (or such Alternative Financing) or, at Parent’s election, the proceeds of any Alternative Financing such as an additional tranche of senior loans (so long as any such Alternative Financing complies with the requirements set forth in this Section 6.10(a)) to replace such high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive days after the Initiation Date (A) throughout and at the end of which (1) Parent shall have (and its financing sources shall have access to) the Required Financial Information that the Company is required to provide to Merger Sub pursuant to Section 6.10(b) and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than Section 7.2(c)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied. For purposes of this Agreement, “Initiation Date”) shall mean the date on which this Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.
     (iii) Parent shall give the Company prompt written notice of any material breach by any party of the Debt Financing Commitments (or commitments for any Alternative Financing obtained in accordance with this Section 6.10(a)) of which Parent becomes aware or any termination of the Debt Financing Commitments (or commitments for any Alternative Financing obtained in accordance with this Section 6.10(a)). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing obtained in accordance with this Section 6.10(a)) and provide to the Company copies of all definitive documents related to the Debt Financing (or Alternative Financing obtained in accordance with this Section 6.10(a)), other than any ancillary agreements subject to confidentiality agreements (except to the extent such agreements contain any conditions to the consummation of the Debt Financing (or Alternative Financing obtained in accordance with this Section 6.10(a), including any “flex” provisions)).
     (b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to, and shall use its reasonable efforts to cause the respective officers, employees, Representatives and advisors, including its outside legal advisors and independent accountants, of the Company and its subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing and the other transactions contemplated by this Agreement, including the following: (i) participation in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of its subsidiaries; and, provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor(s); (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral, provided that no obligation of the Company or any of its subsidiaries under any such document, agreement or pledge shall be effective until the Effective Time; (iv) furnishing Parent and Merger Sub and their financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (including audits thereof to the extent so required (which audits shall be unqualified)) and the other accounting rules and regulations of the SEC, that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act (including, if required, interim financial statements together with an SAS 100 review thereof) at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”); (v) using all reasonable best efforts to obtain accountants’ comfort letters and consents from accountants for Parent to use their audit reports relating to the Company and using commercially reasonable efforts to obtain legal opinions, surveys and title insurance reasonably requested by Parent; (vi) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; (vii) causing its independent accountants to cooperate with and assist, Parent in preparing information packages and offering materials as the parties to the Financing Commitments may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participation and other matters contemplated by the commitment letters; and (viii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and the borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation or any of its affiliates immediately following the Effective Time; provided that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing (or Alternative Financing), unless and until the Closing, or (3) be required to take any action that will (x) conflict with or violate the Company’s organizational documents or any laws or (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, in any material respect any Material Contract. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable out-of-pocket costs to the extent such costs are incurred by the Company or its subsidiaries in connection with it complying with its obligations under this Section 6.10(b) or otherwise in connection with the Debt Financing, and Parent shall indemnify and hold harmless the Company and its subsidiaries and affiliates from and against any and all liabilities or losses suffered or incurred by them to the extent such liabilities or losses arose out of the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries). The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks.
     SECTION 6.11 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon obtaining knowledge of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (iii) any fact, event or circumstance known to it that (a) in the case of the Company, individually or taken together with all other facts, events and circumstances known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person’s representations, warranties, covenants or agreements contained herein, (c) would cause, or would reasonably be expected to cause, the failure of any condition precedent to Parent’s or the Company’s obligations under this Agreement or (d) would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; provided, however, that (x) the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement, and (y) disclosure by the Company or Parent shall not be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or constitute an exception to any representation or warranty. This Section 6.11 shall not constitute a covenant or agreement for purposes of Section 7.2(b) or 7.3(b).
     SECTION 6.12 Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
     SECTION 6.13 Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with generally accepted accounting principles.
     SECTION 6.14 Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) or the Shareholders Agreement, each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
ARTICLE VII
CONDITIONS OF MERGER
     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) this Agreement shall have been approved by the shareholders of the Company by the Company Requisite Vote;
     (b) no federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement or other order which is then in effect (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and
     (c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable Foreign Antitrust Laws relating to the Merger shall have been terminated or expired and all other authorizations and orders of, declarations and fillings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full forth and effect.
     SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) (i) the representations and warranties of the Company set forth in Section 3.4 shall be true and correct in all respects as of the Effective Time as though made on and as of such time, (ii) the representations and warranties of the Company set forth in Section 3.3(a) (except for deviations of not more than 0.3% of the number of the Company’s outstanding Shares disclosed in Section 3.3(a)) shall be true and correct as of the Effective Time as though made on and as of such time, and (iii) the representations and warranties of the Company set forth in this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the Effective Time as though made on and as of such date except where the failure of any such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that, for the purposes of clauses (i), (ii) and (iii), any representation or warranty of the Company set forth in this Agreement that is made only as of a specified date shall be required to be true and correct (subject to standard specified in clause (i), (ii) or (iii), as applicable) only as of such date;
     (b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;
     (c) Parent shall have received a certificate of the Co-Chief Executive Officers or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied; and
     (d) the Company shall have filed with the SEC its Annual Report on Form 10-K for the fiscal year ended February 3, 2007.
     SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.2 shall be true and correct in all respects as of the Effective Time as though made on and as of such time and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 4.2) shall be true and correct as of the Effective Time as though made on and as of such date except where the failure of any such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein), individually or in the aggregate, does not, and would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby;
     (b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and
     (c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by Parent or the Company if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to remove such order, decree or ruling or other action and the issuance of such final, nonappealable order, decree or ruling or other action was not primarily due to the failure of the party seeking to terminate this agreement to perform any of its obligations under this Agreement;
          (c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; and provided, further that, if on a date that would otherwise have been the Termination Date the conditions set forth in Section 7.1(c) are the only conditions in Article VII (other than those conditions that by their terms are not to be satisfied until the Closing) that shall not have been satisfied on or before such date, either the Company or Parent may unilaterally extend the Termination Date by up to three months, in which case the Termination Date shall be deemed for all purposes to be such later date;
          (d) by the Company:
          (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i); and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

          (ii) if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (B) (1) on or prior to the last day of the Marketing Period, neither Parent nor Merger Sub shall have received the proceeds of the Debt Financing or (2) Parent or Merger Sub otherwise breaches its obligations under Section 1.2 and Article II hereof; or
          (iii) prior to obtaining the Company Requisite Vote pursuant to (and subject to the terms and conditions of) Section 6.5(b);
          (e) by Parent:
          (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3(e)(i); provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or
          (ii) if the Board of Directors of the Company or any committee thereof (A) shall have made a Change of Recommendation or (B) shall have recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Agreement; or
          (f) by either Parent or the Company if, upon a vote taken thereon at the Shareholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been approved by the Company Requisite Vote.
          SECTION 8.2 Effect of Termination.
          (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), Section 6.9, the penultimate sentence of Section 6.10(b), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX, which shall survive such termination; provided, however, that, except to the extent set forth in Section 8.2(c), nothing herein shall relieve any party from liability for any willful and material breach hereof.
          (b) Company Termination Fee.
          (i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $90,000,000 (the “Company Termination Fee”) to Parent as promptly as reasonably practicable (and, in any event, within two business days following such termination), by wire transfer of same day funds; and

          (ii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.1(c)), or prior to the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i) (in the case of a termination pursuant to Section 8.1(e)(i)) or prior to the taking of a vote to approve this Agreement at the Shareholders Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(f)) an Acquisition Proposal shall have been made or communicated to the senior management or the Board of Directors of the Company or shall have been publicly announced or publicly made known to the shareholders of the Company, and not withdrawn prior to such termination, such breach or such taking of a vote to approve this Agreement, as applicable, and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds. For the purpose of this Section 8.2(b), all references in the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.
          (c) Parent Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, at the Company’s election (which election must be included in the notice of termination), Parent shall pay $90,000,000 (the “Parent Termination Fee”) to the Company (or as directed by the Company) as promptly as reasonably practicable (and, in any event, within two (2) business days) after receiving written notice of such election. In the event that the Company elects to terminate this Agreement pursuant to Section 8.1(d)(ii) and provides written notice of its election to receive the Parent Termination Fee, its receipt of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees, representatives or affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby; provided that Parent and Merger Sub shall also be obligated with respect to Section 6.4(b), Section 6.9, the penultimate sentence of Section 6.10(b) and Section 8.3, unless such obligation arises out of the same set of facts that provided the basis for the Company to terminate this Agreement pursuant to Section 8.1(d)(ii). Notwithstanding the foregoing, the Company shall be entitled to enforce all of its rights under this Agreement and the Equity Financing Commitment in the event that the Company terminates this Agreement pursuant to Section 8.1(d)(ii) and does not elect to receive the Parent Termination Fee.
          (d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.
          SECTION 8.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
          SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
          SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
ARTICLE IX
GENERAL PROVISIONS
          SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.
          SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Merger Sub:
Bauble Holding Corp.
c/o Apollo Management VI, L.P.

9 West 57th Street
New York, NY 10019
Attention: John Suydam
Facsimile: 212-515-3200
with an additional copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178

Attention:	Robert G. Robison, Esq.
R. Alec Dawson
Facsimile:	212-309-6001
          (b) if to the Company:
Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, FL 33027
Attention: General Counsel
Facsimile: 954-392-4483
with an additional copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Attention:	John G. Finley, Esq.
Kathryn King Sudol, Esq.
Facsimile:	212-455-2502
          SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:
          (a) “affiliate” means any executive officer or director of any person or any person owning 5% or more of any class of voting securities of any other person or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act or any immediate family member of any of the foregoing;
          (b) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;
          (c) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) “executive officer” of the Company means any of the persons listed in Section 9.3(c) of the Company Disclosure Schedule;
          (e) “generally accepted accounting principles” means the accounting principles generally accepted in the United States;
          (f) “industries in which the Company or its subsidiaries operate” means each of the accessories retail and jewelry retail industries;
          (g) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;
          (h) “officer” of the Company or any of its subsidiaries means any of the persons listed as such in Section 9.3(h) of the Company Disclosure Schedule;
          (i) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);
          (j) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;
          (k) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign; and
          (l) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any governmental authority or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
          SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to (i) any direct or indirect wholly-owned subsidiary of Parent or (ii) to a lender as collateral, in each case after providing written notice thereof to the Company prior to such assignment; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.
          SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of Article II of this Agreement and (c) after the Effective Time, the rights of the holders of Options, Restricted Shares and Stock Units to receive the payments contemplated by the applicable provisions of Section 2.2(a), (b) and (c), and the rights of the participants in the Deferred Compensation Plans to receive the payments contemplated by Section 2.2(e).
          SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to choice of law principles that would cause the laws of another jurisdiction to apply).
          SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          SECTION 9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. The Company acknowledges and agrees that it shall not be entitled to an injunction or injunctions to prevent any breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement; provided, however, that the Company shall be entitled to any injunction or injunctions to prevent any breach by Parent or Merger Sub of Section 6.4(b) or Section 6.9.
          SECTION 9.11 Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the State of Florida located in the County of Broward, and of the United States District Courts for the Southern District of Florida, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Florida located in the County of Broward, and of the United States District Courts for the Southern District of Florida, and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
          SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          SECTION 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLAIRE’S STORES, INC.
By:	/s/ MARLA SCHAEFER
Name: Marla Schaefer
Title: Co-Chief Executive Officer

BAUBLE HOLDINGS CORP.
By:	/s/ PETER COPSES
Name: Peter Copses
Title: President

BAUBLE ACQUISITION SUB, INC.
By:	/s/ PETER COPSES
Name: Peter Copses
Title: President

[Merger Agreement Signature Page]